EXHIBIT 5.1



                                February 20, 2003



Board of Directors
KinderCare Learning Centers, Inc.
650 NE Holladay, Suite 1400
Portland, Oregon  97232


     I have acted as counsel for KinderCare Learning Centers, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 5,000,000 shares of Common Stock (the "Shares") of the Company issuable in connection with the 1997 Stock Purchase and Option Plan for Key Employees of KinderCare Learning Centers, Inc. and Subsidiaries (the "Plan"). I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records and other instruments I deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is my opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the state of Delaware; and

     2. The Shares have been duly authorized and, when issued in accordance with the Plan and the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                              /s/ EVA M. KRIPALANI

                                Eva M. Kripalani
                                 General Counsel